EXHIBIT 99.2

SUPERCHARGING THE UN-CARRIER®

INVESTOR FACTBOOK Q2 2020

T-Mobile Overtakes AT&T as #2 Wireless Provider and Continues to Deliver
Industry-Leading Customer Growth with Strong Financial Results in Q2 2020

Industry-Leading Customer Growth and Sprint Merger Result in Overtaking AT&T as #2 Wireless Provider
•1,245,000 total net additions, best in industry
•1,112,000 postpaid net additions, best in industry
•253,000 postpaid phone net additions with postpaid phone churn of 0.80%
•133,000 prepaid net additions with prepaid churn of 2.81%
•98.3 million total customers at the end of Q2 2020, 2nd most in industry
Strong Financial Results in First Quarter as New T-Mobile
•Total revenues of $17.7 billion and service revenues of $13.2 billion
•Net income(1) of $110 million and diluted earnings per share (“EPS”) of $0.09
•Adjusted EBITDA(1) of $7.0 billion
•Net cash provided by operating activities of $777 million
•Free Cash Flow, excluding gross payments for the settlement of interest rate swaps(1) related to merger financing of $1.4 billion
Building Transformative Nationwide 5G Network and Delivering Merger Synergies
•America’s largest 5G network covering more than 250 million people across 1.3 million square miles, more than double AT&T’s geographic coverage and exponentially more than Verizon
•More than 10 percent of Sprint postpaid customer traffic has already been moved over to the T-Mobile network and site decommissioning has begun
•Accelerated rationalization of retail stores and organizational redesign to pull forward synergies

“Surpassing AT&T to become #2 was a huge milestone to kick off Q2, but that was only the beginning! In our first quarter as a combined company, T-Mobile led the industry in total branded customer adds – even in a challenging environment – and there is no doubt that we are THE leading growth company in wireless. Now we’re setting our sights on #1 – in customer choice and customers’ hearts – and we’ll get there by doing ONLY what the Un-carrier can do: offering customers the most advanced 5G network AND the best value while continuing to make big moves that fix customer pain points and disrupt this industry. I’m excited about what’s to come in this new T-Mobile era – we’re just getting started!”
Mike Sievert, CEO
_________________

(1)Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

SPRINT MERGER
Transaction Overview
On April 1, 2020, through a series of transactions, we completed our merger (the “Merger”) with Sprint Corporation (“Sprint”), a communications company offering a comprehensive range of wireless and wireline communications products and services. As a result, Sprint and its subsidiaries became wholly-owned consolidated subsidiaries of T-Mobile. Upon completion of the Merger, each share of Sprint common stock was exchanged for 0.10256 shares of T-Mobile common stock. After adjustments and fractional shares, we issued 373,396,310 shares of T-Mobile common stock to Sprint stockholders. The fair value of the T-Mobile common stock provided in exchange for Sprint common stock was approximately $31.3 billion. The acquisition-date fair value of the consideration transferred totaled $40.8 billion comprised of the following:

Fair Value of Consideration Transferred
(in millions)
April 1, 2020
Fair value of T-Mobile common stock issued to Sprint stockholders	$31,328
Fair value of T-Mobile replacement equity awards attributable to pre-combination service	323
Repayment of Sprint’s debt (including accrued interest, prepayment penalties)	7,396
Value of contingent consideration	1,882
Payment received from selling stockholder	(102)
Total consideration exchanged	$40,827

After closing of the Merger, Deutsche Telekom (“DT”) and SoftBank Group Corp. (“SoftBank”) held, directly or indirectly, approximately 43.6% and 24.7%, respectively, of the outstanding T-Mobile common stock, with the remaining approximately 31.7% of the outstanding T-Mobile common stock held by other stockholders.

See Note 2 – Business Combination in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding the Merger.

Unless otherwise noted, historical results for T-Mobile from the close of the Merger on April 1, 2020 reflect the Merger transactions and are inclusive of the results and operations of Sprint, while historical results prior to April 1, 2020 do not reflect the Merger transactions and are inclusive of the results and operations of stand-alone T-Mobile only. As such, the quarter-over-quarter or year-over-year percentage changes may not be meaningful as they are reflective of both the Merger as well as the combined company business performance as further detailed in this Investor Factbook.

Fair Value of Assets Acquired and Liabilities Assumed
We accounted for the Merger as a business combination. The following table summarizes the preliminary fair values for each major class of assets acquired and liabilities assumed at the acquisition date:

Fair Value of Assets Acquired and Liabilities Assumed
(in millions)
April 1, 2020
Cash and cash equivalents	$2,214
Accounts receivable	1,610
Equipment installment plan receivables	1,024
Inventory	658
Prepaid expenses	140
Assets held for sale	1,948
Other current assets	388
Property and equipment	17,228
Operating lease right-of-use assets	6,583
Financing lease right-of-use assets	291
Goodwill	9,198
Spectrum licenses	45,400
Other intangible assets	6,325
Equipment installment plan receivables due after one year	247
Other assets (1)	541
Total assets acquired	$93,795
Accounts payable and accrued liabilities	$4,684
Short-term debt	2,760
Deferred revenue	508
Short-term operating lease liabilities	1,818
Short-term financing lease liabilities	8
Liabilities held for sale	475
Other current liabilities	284
Long-term debt	29,037
Tower obligations	950
Deferred tax liabilities	4,203
Operating lease liabilities	5,615
Financing lease liabilities	12
Other long-term liabilities	2,614
Total liabilities assumed	$52,968
Total consideration transferred	$40,827
(1) Included in Other assets acquired is $80 million in restricted cash.

Pro Forma Metrics
The following unaudited pro forma financial information gives effect to the Merger transactions as if they had been completed on January 1, 2019. The unaudited pro forma information was prepared in accordance with the requirements of ASC 805, which is a different basis than pro forma information prepared under Article 11 of Regulation S-X (“Article 11”). As such, they are not directly comparable with historical results for stand-alone T-Mobile prior to April 1, 2020, historical results for T-Mobile from April 1, 2020 that reflect the Merger transactions and are inclusive of the results and operations of Sprint, nor our previously provided pro forma financials prepared in accordance with Article 11.

The pro forma results for the three and six months ended June 30, 2020 and 2019, include the impact of several adjustments to previously reported operating results. The pro forma adjustments are based on historically reported transactions by the respective companies. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisition:

Pro Forma Financial Information
(in millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Total revenues	$17,665	$17,460	$35,073	$35,079
Income (loss) from continuing operations	(35)	728	1,070	(1,071)
Income from discontinued operations, net of tax	320	423	677	846
Net income (loss)	285	1,154	1,747	(218)

Additional pro forma information is provided in our Pro Forma Income Statement Metrics within this Investor Factbook.
Accounting Policies
In connection with the Merger, we have adopted or applied significant accounting policies to the applicable transactions and activities of the consolidated company.
See Note 1 – Summary of Significant Accounting Policies in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding our significant accounting policies.

Sale of Boost Mobile and Sprint Prepaid Brands
In connection with obtaining regulatory approval for the Merger, on July 1, 2020, DISH Network Corporation (“DISH”) acquired the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shentel and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Business”), and assumed certain related liabilities (the “Prepaid Transaction”) which we presented as held for sale on our Condensed Consolidated Balance Sheets.

Assets Held for Sale
(in millions)
June 30, 2020
Assets
Accounts receivable	$339
Inventory	142
Goodwill and intangible assets	1,425
Operating lease right-of-use assets	4
Assets held for sale	$1,910
Liabilities
Accounts payable and accrued liabilities	$422
Deferred revenue	180
Short-term operating lease liabilities	1
Operating lease liabilities	3
Liabilities held for sale	606
Assets held for sale, net	$1,304

The results of the Prepaid Business from April 1, 2020 through June 30, 2020 are presented in Income from discontinued operations, net of tax in our Condensed Consolidated Statements of Comprehensive Income and do not include corporate and administrative expenses not directly attributable to the operations of the Prepaid Business.

Components of Discontinued Operations
(in millions)
Three and Six Months Ended June 30, 2020
Major classes of line items constituting pretax income from discontinued operations
Prepaid revenues	$973
Roaming and other service revenues	27
Total service revenues	1,000
Equipment revenues	270
Total revenues	1,270
Cost of services	25
Cost of equipment sales	499
Selling, general and administrative	314
Total operating expenses	838
Pretax income from discontinued operations	432
Income tax expense	(112)
Income from discontinued operations	$320
Upon the closing of the Prepaid Transaction, we entered into a Master Network Services Agreement (the “MVNO Agreement”) providing for the provisioning of network services to customers of the Prepaid Business for a period of up to seven years following the closing of the Prepaid Transaction. The revenue generated through this agreement will be presented within Wholesale revenues in our Condensed Consolidated Statements of Comprehensive Income beginning upon the close of the Prepaid Transaction on July 1, 2020.

See Note 12 - Discontinued Operations in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding the Prepaid Transaction.
Impact on Business
The Merger has altered the size and scope of our operations, impacting our assets, liabilities, obligations, capital requirements and performance measures. We expect the trends and results of operations of the combined company to be materially different than those of the stand-alone entities. As a combined company, we expect to be able to achieve synergies, rapidly launch a broad and deep nationwide 5G network, accelerate innovation, and increase competition in the U.S. wireless, video and broadband industries. Among the expected synergies are reduction in redundant cell sites from combining networks, back office and information technology efficiencies and the evolution of our distribution and retail footprint including the combining of the Sprint and T-Mobile brand operations, unifying under the T-Mobile brand nationwide starting on August 2, 2020.
Financing
▪In connection with the closing of the Merger, we completed the following debt related transactions:
▪Drew on our $19 billion New Secured Bridge Loan Facility and our $4 billion New Secured Term Loan Facility;
▪Repaid our $4 billion Incremental Term Loan Facility with DT and repurchased from DT our $2 billion 5.300% Senior Notes due 2021 and $2 billion 6.000% Senior Notes due 2024;
▪Redeemed certain debt of Sprint with an aggregate outstanding balance of $9.7 billion, including $7.4 billion as part of consideration; and repaid and terminated Sprint’s accounts receivable facility with an outstanding principal balance of $2.3 billion;
▪Entered into a $4 billion New Revolving Credit Facility, which is undrawn at June 30, 2020;
▪Assumed Sprint debt with an aggregate fair value of $31.80 billion as of the Merger date;
▪On April 9, 2020, we issued Senior Secured Notes in an aggregate amount of $19 billion. The proceeds were used to repay the $19 billion New Secured Bridge Loan Facility;
▪On June 24, 2020, we issued Senior Secured Notes in an aggregate amount of $4 billion used to retire high yield notes;
▪On July 4, 2020, we redeemed $1 billion 6.500% Senior Notes due 2024 and $1.25 billion 5.125% Senior Notes to Affiliates due 2021; and
▪In August 2020, we expect to deliver a notice of redemption on $1.7 billion 6.375% Senior Notes due 2025 and expect to redeem the Senior Notes on September 1, 2020.
See Note 8 - Debt in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding our debt related transactions.

Merger-related Costs
Merger-related costs generally include transaction costs such as legal and professional services, restructuring costs including severance and store rationalization and other integration costs to achieve synergies in network, retail, IT and back office operations.

Transaction Costs

We recognized transaction costs of $145 million and $25 million for the three months ended June 30, 2020 and 2019, respectively, and $184 million and $51 million for the six months ended June 30, 2020 and 2019, respectively.

Restructuring Costs

We have begun implementing a restructuring and integration plan as a part of our initiative to realize cost synergies from the acquisition of Sprint. We recognized restructuring costs of $482 million for the three and six months ended June 30, 2020, including stock-based compensation of $67 million. No restructuring costs were incurred for the three and six months ended June 30, 2019. These restructuring costs were primarily related to severance costs and contract termination costs associated with store rationalization.

Integration and Costs to Achieve Synergies

We have recognized integration costs to achieve synergies in our back office operations of $171 million and $197 million for the three months ended June 30, 2020 and 2019, respectively, and $275 million and $284 million for the six months ended June 30, 2020 and 2019, respectively.

The classification of Merger-related costs within our Condensed Consolidated Statements of Comprehensive Net Income is presented below:

Merger-Related Costs
(in millions)
	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2020	2019	$	%	2020	2019	$	%
Merger-related costs
Cost of services, exclusive of depreciation and amortization	$40	$—	$40	NM	$40	$—	$40	NM
Selling, general & administrative	758	222	536	241%	901	335	566	169%
Total Merger-related costs	$798	$222	$576	259%	$941	$335	$606	181%

Cash payments for Merger-related costs	$370	$151	$219	145%	$531	$185	$346	187%
NM - Not Meaningful

Customers and Accounts
In connection with the Merger, we acquired Sprint customers, made certain adjustments to align the customer reporting policies of T-Mobile and Sprint and removed the Prepaid Business from our customer metrics.

These adjustments resulted in a net reduction in total customers of 14.1 million and a net reduction of 1.1 million accounts as of the Merger closing date, April 1, 2020, as compared to the stand-alone balances previously reported separately for Sprint and T-Mobile as of March 31, 2020.

The net reduction in total customers includes the removal of 9.2 million customers associated with the Prepaid Business that was divested on July 1, 2020 and approximately 3.1 million reseller customers reclassified from postpaid to wholesale, which we no longer report in our customer numbers.

The adjustments to accounts include the removal of approximately 963,000 accounts associated with the Prepaid Business that was divested.

These adjustments did not have any impact on our financial results.

See Supplementary Operating and Financial Data section of the Factbook for additional information regarding these adjustments and our customers.

See the Performance Measures section of our Management Discussion and Analysis in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding our customers.

SoftBank Monetization
On June 22, 2020, we entered into a Master Framework Agreement and related transactions with SoftBank to facilitate SoftBank’s monetization of a portion of our common stock held by SoftBank (the “SoftBank Monetization”).

We received a payment from SoftBank for $300 million for our role in facilitating the SoftBank Monetization. The SoftBank Monetization did not have a significant impact on our results of operations.
Subsequent to June 30, 2020, we completed the Rights Offering and sale of shares to Marcelo Claure as provided for under the Master Framework Agreement.

On August 3, 2020, upon completion of the transactions above, DT and SoftBank held, directly or indirectly, approximately 43.4% and 8.6%, respectively, of the outstanding T-Mobile common stock, with the remaining approximately 48.0% of the outstanding T-Mobile common stock held by other stockholders.

Upon the completion of the Transactions, DT and SoftBank entered into a Proxy, Lock-Up and ROFR Agreement (the “SoftBank Proxy Agreement”), which remains in effect with respect to the remaining shares of our common stock held by SoftBank. In addition, on June 22, 2020, DT, CM LLC, and Marcelo Claure entered into a Proxy, Lock-Up and ROFR Agreement (the “Claure Proxy Agreement,” together with the SoftBank Proxy Agreement, the “Proxy Agreements”), pursuant to which any shares of our common stock acquired after June 22, 2020 by Mr. Claure or CM LLC, an entity controlled by Mr. Claure, other than shares acquired as a result of Mr. Claure’s role as a director or officer of the Company, will be voted in the manner as directed by DT.

Accordingly, as a result of the Proxy Agreements, DT has voting control as of August 3, 2020 over approximately 52.4% of the outstanding T-Mobile common stock. In addition, as provided for in the Master Framework Agreement, DT also holds certain call options over approximately 101.5 million shares of our common stock held by SBGC.

See Note 14 - SoftBank Equity Transaction in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding the SoftBank Monetization.

COVID-19
The impact of COVID-19 has been wide-ranging, including, but not limited to, the temporary closures of many businesses and schools, “shelter in place” orders, travel restrictions, social distancing guidelines and other governmental, business and individual actions taken in response to the COVID-19 pandemic. These restrictions have impacted, and will continue to impact, our business, including the demand for our products and services and the ways in which our customers purchase and use them. In addition, the COVID-19 pandemic has resulted in economic uncertainty and a significant increase in unemployment in the United States, which could affect our customers’ purchasing decisions and ability to make timely payments. During the quarter, while the impact of the COVID-19 pandemic peaked and subsequently subsided in some jurisdictions, leading to phased re-openings, other areas have seen resurgences of COVID-19 cases and continuing or renewed containment measures.
As a critical communications infrastructure provider as designated by the government, our focus has been on providing crucial connectivity to our customers and impacted communities and we have taken a variety of steps to help mitigate the impact of COVID-19 on our customers and to protect the health and well-being of our workforce and communities.
See the COVID-19 Pandemic section of our Management Discussion and Analysis in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding our response to the COVID-19 pandemic.
We continue to monitor the COVID-19 pandemic and its impacts and may adjust our actions as needed to continue to serve our employees and communities and to provide our products and services to our employees and communities.
Impact on Results of Operations and Performance Measures for the Three Months Ended June 30, 2020
In Q2 2020, we incurred $341 million, before taxes, in supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, which are included in Selling, general and administrative expenses in our Condensed Consolidated Statements of Comprehensive Income. Substantially all of these costs were incurred from March onward, as COVID-19 had a minimal impact on our expenses in January and February 2020.

Additional impacts of COVID-19 during Q2 2020, include:

▪Lower net customer additions due to lower switching activity in the industry from social distancing rules and temporary retail store closures, which impacted our ability to sell devices and services and to persuade potential customers to switch to our network during the crisis;
▪Lower postpaid phone and prepaid churn due to social distancing rules and retail store closures;
▪Lower Total service revenues from lower net customer additions and customer concessions as part of our commitments to the FCC’s Keep Americans Connected Pledge (the “Pledge”) and other efforts to keep our customers connected;
▪Lower Equipment revenues and lower Cost of equipment sales due to lower switching activity in the industry from social distancing rules and retail store closures, which impacted our ability to sell devices; and

▪Higher bad debt expense due to the recording of estimated losses associated with the adoption of the new credit loss standard, which includes the impact of our commitment to the Pledge through collection holds and the macro-economic impacts of COVID-19.
Expected Continued Impact on Results of Operations and Performance Measures
We expect our business, liquidity, financial condition, and operating results to continue to be adversely impacted by the COVID-19 pandemic for the remainder of 2020 and thereafter. The extent to which the COVID-19 pandemic impacts our business, operations and financial results will depend on numerous future developments that we are not able to predict at this time, including the duration and scope of the pandemic, the success of governmental, business and individual actions that have been and continue to be taken in response to the pandemic, and the impact on economic activity from the pandemic and actions taken in response. Such impacts may include:

▪Lower net customer additions due to lower switching activity in the industry from social distancing rules, temporary retail store closures and reduced consumer spending caused by widespread unemployment and other adverse economic effects, partially offset by lower churn;
▪Lower Equipment revenues and lower Cost of equipment sales from lower device sales due to lower switching activity in the industry from social distancing rules and retail store closures, which will impact our ability to sell devices;
▪Higher bad debt expense on our service and EIP receivable portfolios due to adverse macro-economic conditions. Should these adverse conditions worsen, our operating and financial results could be negatively impacted;
▪Continued costs to protect and support our employees and customers, which increased during Q2 2020 as a result of a full quarter of COVID-19 impacts compared to Q1 2020 because COVID-19 primarily impacted costs during the last month of Q1 2020;
▪Higher device insurance fulfillment costs due to a lower supply of returned devices; and
▪Potential disruptions in our supply chains.

In addition, we have reevaluated, and continue to assess, our spending, including for marketing purposes like advertising, capital projects like build-out of our stores, travel, third-party services and certain operating expenses. We have taken actions to adjust our spending given the significant uncertainty around the magnitude and duration of any recessionary impacts arising from the COVID-19 pandemic.

See the Risk Factors section in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, for additional discussion of potential impacts from the COVID-19 pandemic.

Total Postpaid Net Additions
(in thousands)

CUSTOMER METRICS

Postpaid Customers
▪Postpaid phone net customer additions were 253,000 in Q2 2020, compared to 452,000 in Q1 2020 and 710,000 in Q2 2019.
▪Sequentially and year-over-year, the decrease was primarily due to lower switching activity in the industry from social distancing rules and retail store closures due to COVID-19 and an increase in churn from the inclusion of the customer base acquired in the Merger.
▪Postpaid other net customer additions were 859,000 in Q2 2020, compared to 325,000 in Q1 2020 and 398,000 in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to higher gross additions from connected devices primarily due to educational institution additions, partially offset by lower switching activity in the industry from social distancing rules and retail store closures due to COVID-19.
▪Postpaid net customer additions were 1,112,000 in Q2 2020, compared to 777,000 in Q1 2020 and 1,108,000 in Q2 2019.

Postpaid Phone Churn

Total Postpaid Accounts
(in thousands)

Total Prepaid Net Additions (losses)
(in thousands)
▪Postpaid phone churn was 0.80% in Q2 2020, down 6 basis points from 0.86% in Q1 2020 and up 2 basis points from 0.78% in Q2 2019.
▪Sequentially, the decrease was primarily due to lower switching activity in the industry from social distancing rules and retail store closures arising from COVID-19 and seasonality, partially offset by the inclusion of the customer base acquired in the Merger.
▪Year-over-year, the increase was primarily due to the inclusion of the customer base acquired in the Merger, offset by lower switching activity in the industry due to social distancing rules and temporary retail store closures arising from COVID-19.
▪During Q2 2020 we have seen lower churn due to social distancing rules and temporary retail store closures arising from the COVID-19 pandemic.
Postpaid Accounts
▪Total postpaid accounts were 25.5 million at the end of Q2 2020, compared to 15.2 million at the end of Q1 2020 and 14.5 million at the end of Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to accounts acquired in the Merger, the growing success of new customer segments and rate plans, continued growth in existing and Greenfield markets, improvements in network quality, industry-leading customer service, along with promotional activities, partially offset by lower switching activity in the industry from social distancing rules and temporary retail store closures arising from COVID-19.
Prepaid Customers
▪Prepaid net customer additions were 133,000 in Q2 2020, compared to net losses of 128,000 in Q1 2020 and net additions of 131,000 in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to lower churn and promotional activity in the marketplace, partially offset by lower switching activity in the industry from social distancing rules and retail store closures arising from COVID-19.
▪Migrations to postpaid plans reduced prepaid net customer additions in Q2 2020 by approximately 90,000, down from 115,000 in Q1 2020 and down from 115,000 in Q2 2019.

Prepaid Churn

Total Net Additions
(in thousands)

Total Customers
(in thousands)

▪Prepaid churn was 2.81% in Q2 2020, compared to 3.52% in Q1 2020 and 3.49% in Q2 2019.
▪Sequentially and year-over year, the decrease was primarily due to lower switching activity in the industry due to social distancing rules and temporary retail store closures arising from COVID-19 and the continued success of our prepaid brands due to promotional activities and rate plan offers.
▪During Q2 2020 we have seen lower churn due to social distancing rules and temporary retail store closures arising from the COVID-19 pandemic.

Total Customers
▪Total net customer additions were 1,245,000 in Q2 2020, compared to 649,000 in Q1 2020 and 1,239,000 in Q2 2019.
▪Total customers were 98.3 million at the end of Q2 2020, compared to 68.5 million at the end of Q1 2020 and 66.0 million at the end of Q2 2019.

mmW
DENSE
URBAN
MID BAND METRO
LOW BAND NATIONWIDE

Average Nationwide Low-band and
Mid-band Spectrum Holdings by Carrier
(Q2 2020)(1)
(in MHz)
(1) Based on analysis of publicly available regulatory filings

Average Nationwide Mid-band Spectrum Holdings by Carrier (Q2 2020)(1)
(in MHz)
(1) Based on analysis of publicly available regulatory filings

NETWORK
▪T-Mobile is on a mission to build America’s best 5G network, offering all of the Un-carrier’s customers unrivalled coverage and capacity in every place that they live, work, and play.
Network Strategy
▪On April 1, 2020, we closed our merger with Sprint. While the full integration of the Sprint and T-Mobile networks is expected to take approximately three years, we are already deep in the permitting, building, and network deployment processes, leveraging the network assets of the combined companies.
▪The network integration strategy remains the same:
▪Deploy the Sprint spectrum on the New T-Mobile anchor network;
▪Migrate Sprint customers onto the New T-Mobile network; and
▪Decommission legacy Sprint network sites resulting in the generation of significant synergies.
Spectrum Position
▪We have an advantaged spectrum position across multiple spectrum bands today that will enable us to create the “layer cake” across the low, mid, and high-bands. This layer cake of spectrum assets will provide customers with unrivalled coverage and capacity, allowing them to have an unmatched 5G experience.
▪At the end of Q2 2020, T-Mobile controlled an average of 319 MHz of spectrum nationwide, combined low and mid band spectrum. The spectrum comprises an average of 55 MHz in the low-band and 264 MHz in the mid-band.
▪The total spectrum position of T-Mobile is more than AT&T and Verizon combined.
▪The mid-band spectrum position of T-Mobile is nearly three times that of AT&T and nearly four times that of Verizon.
▪In the mmWave bands, T-Mobile controls 1,160 MHz of spectrum nationwide, second most in the industry, and ahead of AT&T.
▪During Q2 2020, T-Mobile completed the clearing process for its 600 MHz spectrum, enabling all of the remaining 600 MHz spectrum for future deployment.

▪During Q2 2020, T-Mobile entered a three-year arrangement with Columbia Capital to lease between 10 and 30 MHz of 600 MHz spectrum in major markets including St. Louis, San Francisco, Seattle, Philadelphia, Chicago, Boston, and Los Angeles. This arrangement will enable T-Mobile to continue with capacity deployed during the Pledge period.
5G Deployment
▪In June 2019, T-Mobile lit up its 5G network using mmWave spectrum. This was followed by our December 2019 launch of America’s first nationwide 5G network on 600 MHz spectrum. Since then, T-Mobile has continued to build out the coverage and capacity of America’s largest 5G network.
▪We are currently live with 5G in all 50 states and Puerto Rico covering more than 250 million POPs. Our 5G network covers more than 75% of the US population and is live in more than 7,500 cities and towns covering 1.3 million square miles, more than double AT&T’s geographic coverage and exponentially higher than Verizon.
▪Recently launched cities with 5G on 600 MHz include Norfolk, Richmond, Topeka, and Buffalo.
▪We are lighting up 2.5GHz spectrum in major metros, launching 5G in Chicago, Houston, Los Angeles, Washington DC, Atlanta, and Dallas, in addition to previously announced deployments in Philadelphia and New York City.
▪T-Mobile is also making 5G more available to customers with 5G devices. A recent study showed that T-Mobile customers received a 5G signal more than twice as often as AT&T and 56 times more often than Verizon. Verizon’s 5G availability in this same study was stated at 0.4%.
▪Devices: We offer 9 different models of 5G smartphones across different price points and we expect the number of devices to more than double by the end of the year.
▪T-Mobile has as many 5G devices on its network as Verizon and AT&T combined, and we expect that to grow rapidly as customers make the transition to the new standard in the next several years.

Based on T-Mobile’s analysis of results from Ookla Speedtest data.

Performance
▪Coverage: T-Mobile covered 327 million POPs at the end of Q2 2020.
▪At the end of Q2 2020, T-Mobile had equipment deployed on approximately 109,000 macro cell sites and 69,000 small cell/distributed antenna system sites.
▪5G on 2.5 GHz: In cities where T-Mobile has deployed 5G on 2.5 GHz spectrum, compatible 5G devices are seeing average download speeds in the 300 Mbps range and peak speeds of 1 Gbps.
▪5G on 600 MHz: Average 5G download speeds on 600 MHz are now approximately double that of our LTE speeds.
▪Overall network download speed: Based on data from Opensignal for Q2 2020, T-Mobile’s average download speed was 28.2 Mbps, compared to AT&T at 32.6 Mbps, and Verizon at 27.4 Mbps.
▪Overall network upload speed: Based on data from Opensignal for Q2 2020, T-Mobile’s average upload speed was 10.5 Mbps, compared to Verizon at 7.6 Mbps and AT&T at 5.8 Mbps.
▪Industry recognitions: T-Mobile was the recipient of several honors this quarter. In its Q2 2020 Speedtest US Market Report measuring 4G and 5G coverage and speed, Ookla found that T-Mobile customers get a 5G signal in 4x more cities than AT&T and 32x more cities than Verizon.
Technology
▪Standalone architecture: T-Mobile launched Standalone 5G on August 4th, 2020, well ahead of our competition. This will enable expanded coverage, improved latency, and faster upload speeds, great news for all the applications that require real-time responses and massive connectivity like AR/VR, cloud gaming, and smart factories. Importantly, Standalone 5G will help up provide improved 5G coverage in rural areas.
▪Scam Shield: Our latest Un-carrier move takes on scams and unwanted robocalls with an unparalleled series of bold solutions to protect our customers for free. Verizon and AT&T make millions charging for protection, and the Un-carrier is challenging them to stop profiting from fear. Scams and robocalls are the #1 complaint to the FCC and cost Americans over $10 billion a year. A new research study (per GlobalData) shows that T-Mobile's network is already 30% better at detecting scam calls than other major networks – and that’s before Scam Shield.

Network Integration
▪The focus today remains on deploying Sprint’s spectrum, enabling customer migration and network decommissioning in the future.
▪More than 10% of Sprint’s postpaid traffic has already migrated on to the New T-Mobile network – well ahead of our projections and before customer migration has even started.
▪More than 85% of Sprint’s postpaid customers have handsets that are compatible with the T-Mobile network today.
▪The decommissioning of the first macro sites is already underway.
Early Benefits for Sprint Postpaid Customers
▪Over 10 million unique Sprint customers are utilizing the T-Mobile network across urban, suburban and rural environments daily.
▪Sprint customers with capable 5G devices can now access T-Mobile’s nationwide 5G network.
▪Approximately 75% of Sprint customers are now activated for VoLTE, providing seamless mobility for customers during migration. Sprint customers are realizing higher data usage, and better call quality, and we’re seeing positive impacts in Sprint customers’ network satisfaction.

Devices Sold or Leased
(in million units)
	Q2 2019	Q1 2020	Q2 2020
Total Company
Phones	6.5	6.4	8.9
Mobile broadband and IoT devices	0.6	0.8	1.2
Total Company	7.1	7.2	10.1
Postpaid Upgrade Rate
DEVICES
▪Total devices sold or leased were 10.1 million units in Q2 2020, compared to 7.2 million units in Q1 2020 and 7.1 million units in Q2 2019.
▪Total phones (smartphones and non-smartphones) sold or leased were 8.9 million units in Q2 2020, compared to 6.4 million units in Q1 2020 and 6.5 million units in Q2 2019.
▪The postpaid upgrade rate was approximately 5% in Q2 2020, up sequentially from 4% in Q1 2020 and flat compared to Q2 2019.
▪Sequentially and year-over-year, total phones sold or leased and the postpaid upgrade rate were impacted by an increase in our customer base as a result of the Merger as well as an increase driven by new device releases and the sale of connected devices related to educational institutions.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Change in Total EIP  — Total EIP Rec., net

DEVICE FINANCING
Equipment Installment Plans (“EIP”)
▪T-Mobile provided $1.83 billion in gross EIP device financing to its customers in Q2 2020, up 26.7% from $1.44 billion in Q1 2020 and up 12.3% from $1.63 billion in Q2 2019.
▪Sequentially, the increase was due to higher EIP unit sales, primarily due to an increase in our customer base as a result of the Merger.
▪Year-over-year, the increase was due to higher EIP unit sales, primarily due to an increase in our customer base as a result of the Merger, partially offset by reduced activity from social distancing rules and retail store closures arising from COVID-19.
▪Customers on T-Mobile plans had associated EIP billings of $2.22 billion in Q2 2020, up 23.9% from $1.79 billion in Q1 2020 and up 34.8% from $1.65 billion in Q2 2019. EIP billings include prepayments and adjustments.
▪Sequentially and year-over-year, the increase was primarily due to EIP receivables acquired in the Merger.

Leased Devices Transferred to P&E,
Net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

Device Leasing
▪Lease revenues were $1.42 billion in Q2 2020, compared to $165 million in Q1 2020 and $143 million in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to a higher number of customer devices under lease, primarily from leases acquired in the Merger.
▪Leased devices transferred to property and equipment from inventory, net, was $906 million in Q2 2020, compared to $249 million in Q1 2020 and $100 million in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to a higher total number of leased devices, primarily from customers acquired in the Merger.
▪Depreciation expense associated with leased devices was $946 million in Q2 2020, compared to $163 million in Q1 2020 and $124 million in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to a higher total number of customer devices under lease, primarily from customers acquired in the Merger
▪Leased devices included in property and equipment, net was $6.62 billion at the end of Q2 2020, compared to $819 million at the end of Q1 2020 and $418 million at the end of Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to a higher total number of customer devices under lease, primarily from leased devices acquired in the Merger.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs)
CUSTOMER QUALITY
▪Total bad debt expense and losses from sales of receivables was $263 million in Q2 2020, compared to $138 million in Q1 2020 and $99 million in Q2 2019.
▪As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.49% in Q2 2020, compared to 1.24% in Q1 2020 and 0.90% in Q2 2019.

▪Sequentially, total bad debt expense and losses from sales of receivables increased by $125 million. As a percentage of Total revenues, bad debt expense and losses from sales of receivables increased by 25 basis points and decreased by 1 basis point excluding the impact of the Pledge.
▪Year-over-year, total bad debt expense and losses from sales of receivables increased by $164 million. As a percentage of Total revenues, bad debt expense and losses from sales of receivables increased by 59 basis points and increased by 33 basis points excluding the impact of the Pledge.
▪Sequentially and year-over-year, total bad debt expense and losses from sales of receivables increased due to a larger customers base primarily as a result of the Merger, the recording of estimated losses associated with the new credit loss standard, including macro-economic impacts of COVID-19, and our commitments to the Pledge.
▪Q2 2020 saw recording of estimated losses associated with the new credit loss standard including $125 million of incremental bad debt for the estimated macro-economic impacts of COVID-19 of which $46 million is related to our commitments to the Pledge.
▪Q1 2020 had $30 million recorded of estimated losses associated with the new credit loss standard for the estimated macro-economic impacts of COVID-19 and $0 for the incremental impact of the Pledge.
▪See Note 1 - Summary of Significant Accounting Policies in our Form 10-Q for the quarterly period ended June 30, 2020, for additional details regarding the adoption of the new credit standard.
▪In March, we committed to the Pledge, and at the FCC’s request, later extended our commitment to June 30, 2020. During this period, we pledged to not terminate service for any residential or small business customer because of their inability to pay their bills due to disruptions caused by the COVID-19 pandemic.
▪Including the EIP receivables sold, total EIP receivables classified as Prime were 50% of total EIP receivables at the end of Q2 2020, compared to 53% at the end of Q1 2020 and 52% at the end of Q2 2019.

        Postpaid ARPA
($ per account)

Postpaid Phone ARPU
($ per month)
OPERATING METRICS
Postpaid ARPA
▪Postpaid ARPA was $130.57 at the end of Q2 2020, up 0.8% compared to $129.47 at the end of Q1 2020 and essentially flat compared to $130.36 at the end of Q2 2019.
▪Sequentially, the increase was primarily due to higher premium service revenues and the net impact of accounts acquired in the Merger.
▪Year-over-year, substantially offsetting impacts include the net impact of customers acquired in the Merger, as well as the growing success of new customer segments and rate plans, including further penetration in connected devices, and higher premium service revenues, offset by an increase in our promotional activities and a reduction in certain non-recurring charges including the impact of COVID-19.
Postpaid Phone ARPU
▪Postpaid phone ARPU was $47.99 in Q2 2020, up 4.8% from $45.80 in Q1 2020 and up 4.1% from $46.10 in Q2 2019.
▪Sequentially, the increase was primarily due to the net impact of customers acquired in the Merger, which have higher ARPU (net of changes arising from the reduction in base due to policy adjustments and reclassification of certain ARPU components from the acquired customers being moved to other revenue lines), as well as higher premium service revenues, partially offset by a reduction in certain non-recurring charges including the impact of COVID-19.
▪Year-over-year, the increase was primarily due to the net impact of customers acquired in the Merger, which have higher ARPU (net of changes arising from the reduction in base due to policy adjustments and reclassification of certain ARPU components from the acquired customers being moved to other revenue lines), continued growth in existing and Greenfield markets and higher premium service revenues, partially offset by a reduction in certain non-recurring charges including the impact of COVID-19.

Prepaid ARPU
($ per month)

Prepaid ARPU
▪Prepaid ARPU was $37.80 in Q2 2020, down 0.8% from $38.11 in Q1 2020 and up 0.9% from $37.46 in Q2 2019.
▪Sequentially, the decrease was primarily due to dilution from promotional activity and a reduction in certain non-recurring charges including impacts in connection with our response to COVID-19, partially offset by the impact of certain adjustments to our customer base.
▪Year-over-year, the increase was primarily due to the impacts of certain adjustments to our customer base, including the removal of certain prepaid customers associated with products now offered and distributed by a current MVNO partner as those customers had lower ARPU, partially offset by dilution from promotional activities, and a reduction in certain non-recurring charges to customer accounts in connection with our response to COVID-19.

Service Revenues
($ in millions)
Postpaid Service Revenues
($ in millions)
REVENUES
Service Revenues
▪Service revenues were $13.23 billion in Q2 2020, up 49.6% from $8.85 billion in Q1 2020 and up 54.8% from $8.55 billion in Q2 2019.
▪Sequentially, the increase was primarily due to an increase of 69.2% in Postpaid service revenues, driven by a 59.9% increase in average postpaid phone customers primarily from customers acquired in the Merger, a 4.8% increase in postpaid phone ARPU and higher Roaming and other service revenues primarily from the inclusion of wireline operations acquired in the Merger.
▪Year-over-year, the increase was primarily due to a 77.4% increase in Postpaid service revenues, driven by a 69.8% increase in average postpaid phone customers, primarily from customers acquired in the Merger and the growing success of new customer segments and rate plans as well as continued growth in existing and Greenfield markets, a 4.1% increase in postpaid phone ARPU and higher Roaming and other service revenues primarily from the inclusion of wireline operations acquired in the Merger.

Equipment Revenues
($ in millions)

Equipment Revenues
▪Equipment revenues were $4.27 billion in Q2 2020, up 101.7% from $2.12 billion in Q1 2020 and up 88.6% from $2.26 billion in Q2 2019. Equipment revenues in Q2 2020 were comprised of lease revenues of $1.42 billion and non-lease revenues of $2.85 billion.

Sequentially the increase was primarily from:
▪An increase of $1.3 billion in lease revenues due to a higher number of customer devices under lease, primarily from leases acquired in the Merger;
▪An increase of $472 million in device sales revenue, excluding purchased leased devices, primarily from:
▪A 22% increase in the number of devices sold, excluding purchased leased devices, due to an increase in our customer base primarily due to the Merger and social distancing rules and retail store closures which had a stronger impact from COVID-19 impact in the first quarter; and
▪Higher average revenue per device sold due to an increase from lower promotional dollars per unit, partially offset by an increase in the low-end device mix;
▪An increase of $249 million in equipment sales from leased devices, primarily due to an increase in purchased leased devices as a result of the Merger; and
▪An increase of $175 million in revenues primarily related to the liquidation of returned devices as a result of the Merger.

Year-over-year, the increase was primarily from:
▪An increase of $1.3 billion in lease revenues due to a higher number of customer devices under lease, primarily from leases acquired in the Merger;
▪An increase of $353 million in device sales revenue, excluding purchased leased devices, primarily from:
▪A 20% increase in the number of devices sold, excluding purchased leased devices, due to an increase in our customer base primarily due to the Merger and an increase in connected device sales, primarily to educational institutions;

Total Revenues
($ in millions)
▪An increase of $231 million in equipment sales from leased devices, primarily due to an increase in purchased leased devices as a result of the Merger; and
▪An increase of $165 million in revenues primarily related to the liquidation of returned devices as a result of the Merger.
Total Revenues
▪Total revenues were $17.67 billion in Q2 2020, up 59.0% from $11.11 billion in Q1 2020 and up 61.0% from $10.98 billion in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to an increase in Service revenues and Equipment revenues primarily from customers acquired in the Merger.

Cost of Services, exclusive of D&A
($ in millions, % of Service Revs)

Cost of Equipment Sales,
exclusive of D&A
($ in millions, % of Equipment Revs)
OPERATING EXPENSES
Cost of Services
▪Cost of services, exclusive of depreciation and amortization, was $3.10 billion in Q2 2020, up 89.0% from $1.64 billion in Q1 2020 and up 87.9% from $1.65 billion in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to an increase in expenses associated with leases, backhaul agreements and tower expenses acquired in the Merger and the continued build-out of our nationwide 5G network, higher employee-related and benefit-related costs, costs associated with wireline operations acquired, an increase in repair and maintenance costs, and an increase in regulatory and roaming costs, all of which are primarily due to the Merger, partially offset by lower international roaming costs.
▪As a percentage of Service revenues, Cost of Services, exclusive of D&A, increased by 490 basis points sequentially and 410 basis points year-over-year.
Cost of Equipment Sales
▪Cost of equipment sales, exclusive of D&A, was $3.67 billion in Q2 2020, up 45.0% from $2.53 billion in Q1 2020 and up 37.8% from $2.66 billion in Q2 2019.

Sequentially, the increase was primarily from:
▪An increase of $535 million in device cost of equipment sales, excluding purchased leased devices, primarily from:
▪A 22% increase in the number of devices sold, excluding purchased leased devices, due to an increase in our customer base primarily due to the Merger and social distancing rules and retail store closures which had a stronger impact from COVID-19 in the first quarter, and
▪Higher average cost per device sold due to lower equipment manufacturer reimbursements, partially offset by
▪An increase of $304 million in costs related to the liquidation of returned devices as a result of the Merger and higher extended warranty costs; and
▪An increase of $299 million in leased device cost of equipment sales, primarily due to an increase in purchased leased devices as a result of the Merger.

SG&A Expense
($ in millions, % of Service Revs)
SG&A Expense (Excluding Merger-related costs and COVID-19-related costs)
($ in millions, % of Service Revs)
Year-over-year, the increase was primarily from:
▪An increase of $416 million in device cost of equipment sales, excluding purchased leased devices, primarily from:
▪A 20% increase in the number of devices sold, excluding purchased leased devices, due to an increase in our customer base primarily due to the Merger and an increase in connected device sales primarily to educational institutions; partially offset by
▪Lower average cost per device sold due to an increase in the low-end device mix;
▪An increase of $314 million in costs related to the liquidation of returned devices as a result of the Merger and higher extended warranty costs; and
▪An increase of $292 million in leased device cost of equipment sales, primarily due to an increase in purchased leased devices as a result of the Merger.
Selling, General and Admin. “SG&A” Expense
▪SG&A expense was $5.60 billion in Q2 2020, up 52.0% from $3.69 billion in Q1 2020 and up 58.2% from $3.54 billion in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to:
▪Higher employee-related costs due to an increase in the number of employees primarily from the Merger;
▪Higher external labor and professional services, advertising, lease and rent expense primarily from the Merger;
▪Higher Merger-related costs;
▪Higher commission expense primarily due to an increase in our retail workforce from the Merger; partially offset by commissions capitalized in excess of commissions expensed, including a net benefit from new contract costs capitalized subsequent to the Merger close that are in excess of the related amortization; and
▪Higher bad debt expense primarily due to customers acquired as a result of the Merger and incremental bad debt for the estimated macro-economic impacts of COVID-19.
▪Merger-related costs were $758 million, including transaction costs associated with legal and professional services and integration related restructuring costs including

D&A Expense
($ in millions, % of Total Revs)

severance and other personnel costs and store rationalization in Q2 2020, compared to $113 million in Q1 2020 and $222 million in Q2 2019.
▪Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were $341 million in Q2 2020, compared to $117 million in Q1 2020. There were no COVID-19-related costs in Q2 2019.
▪Bad debt expense includes estimated losses associated with the new credit loss standard including $125 million of incremental bad debt for the estimated macro-economic impacts of COVID-19 of which $46 million is related to our commitments to the Pledge in Q2 2020 compared to $30 million in Q1 2020. There was no incremental bad debt in Q2 2019.
▪As a percentage of Service revenues, SG&A expense increased 70 basis points sequentially, and decreased 510 basis points excluding Merger-related and COVID-19-related costs. Year-over year SG&A expense increased 90 basis points and decreased 520 basis points excluding Merger-related and COVID-19-related costs.
Depreciation and Amortization (“D&A”)
▪D&A was $4.06 billion in Q2 2020, up 136.6% from $1.72 billion in Q1 2020 and up 156.4% from $1.59 billion in Q2 2019.
▪D&A related to leased devices was $946 million in Q2 2020, compared to $163 million in Q1 2020 and $124 million in Q2 2019. The increase in D&A related to leased devices is primarily due to a higher number of customer devices under lease including those acquired in the Merger.
▪Non-lease-related D&A was $3.12 billion in Q2 2020, compared to $1.56 billion in Q1 2020 and $1.46 billion in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to higher depreciation expense from assets acquired in the Merger, excluding leased devices, and network expansion from the continued build-out of our nationwide 5G network, higher depreciation expense on leased devices resulting from a higher total number of customer devices under lease primarily from customers acquired in the Merger and higher amortization from intangible assets acquired in the Merger.

Net Income
($ in millions)

Diluted Earnings Per Share

NET INCOME AND
DILUTED EARNINGS PER SHARE
▪Net income was $110 million in Q2 2020, down 88.4% from $951 million in Q1 2020 and down 88.3% from $939 million in Q2 2019. EPS was $0.09 in Q2 2020, down from $1.10 in Q1 2020 and down from $1.09 in Q2 2019.
▪Sequentially, the decreases in Net income and EPS were primarily due to lower Operating income and higher interest expense, partially offset by Income from discontinued operations, net of tax and lower Income tax expense. Net income and EPS were impacted by the following:
▪Merger-related costs, net of tax, for Q2 2020 of $635 million and $0.51, respectively, compared to $117 million and $0.14 in Q1 2020, respectively.
▪Supplemental employee payroll, net of government reimbursements, third-party commissions and cleaning-related COVID-19 costs, net of tax, for Q2 2020 of $253 million and $0.20, respectively.
▪Impairment expense, net of tax for Q2 2020 of $366 million and $0.30, respectively.
▪Year-over-year, the decreases in Net income and EPS were primarily due to lower Operating income and higher interest expense, partially offset by Income from discontinued operations, net of tax and lower Income tax expense. Net income and EPS were impacted by the following:
▪Merger-related costs, net of tax, for Q2 2020 of $635 million and $0.51, respectively, compared to $175 million and $0.20 in Q2 2019, respectively.
▪Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, net of tax, for Q2 2020 of $253 million and $0.20, respectively.
▪Impairment expense, net of tax for Q2 2020 of $366 million and $0.30, respectively.

▪Net income margin was 0.8% in Q2 2020, compared to 10.8% in Q1 2020 and 11.0% in Q2 2019. Net income margin is calculated as Net income divided by Service revenues.

Adjusted EBITDA
($ in millions, % of Service Revs)

ADJUSTED EBITDA
▪Adjusted EBITDA was $7.02 billion in Q2 2020, up 91.5% from $3.67 billion in Q1 2020 and up 102.7% from $3.46 billion in Q2 2019.
▪The Merger increased our customer base, increased our spectrum portfolio, altered our product mix by increasing the portion of customers who financed their devices with leasing programs and impacted our network and operating costs.
▪Sequentially, the increase in Adjusted EBITDA was primarily due to higher Service and Equipment revenues, partially offset by higher Cost of services, excluding Merger-related costs, higher Cost of equipment sales and higher Selling, general and administrative expenses, excluding Merger-related costs and third-party commissions, cleaning-related and incremental bad debt COVID-19 costs.
▪Year-over-year, the increase in Adjusted EBITDA was primarily due to higher Service and Equipment revenues, partially offset by higher Cost of services expenses, excluding Merger-related costs, higher Selling, general and administrative expenses, excluding Merger-related costs and supplemental employee payroll, third-party commissions, and cleaning-related COVID-19 costs, and higher Cost of equipment sales.
▪Adjusted EBITDA excludes Merger-related costs of $798 million in Q2 2020 compared to $143 million in Q1 2020 and $222 million in Q2 2019.
▪Adjusted EBITDA excludes third-party commissions, cleaning-related and incremental bad debt COVID-19 costs of $341 million in Q2 2020 compared to $117 million in Q1 2020 and $0 in Q2 2019.

▪Adjusted EBITDA margin was 53.0% in Q2 2020, compared to 41.4% in Q1 2020 and 40.5% in Q2 2019. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Service revenues. This increase is due to higher mix of leased devices from customers acquired in the Merger.
▪Following the Prepaid Transaction, starting on July 1, 2020, we will provide MVNO services to customers of the divested brands. We have included the operating income from discontinued operations in our determination of Adjusted EBITDA to reflect EBITDA contributions of the Prepaid Business that will be replaced by the MVNO Agreement beginning on July 1, 2020, in order to enable management, analysts and investors to better assess the ongoing operating performance and trends.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revenues)

CAPITAL EXPENDITURES
▪Cash purchases of property and equipment were $2.26 billion in Q2 2020, compared to $1.75 billion in Q1 2020 and $1.79 billion in Q2 2019.
▪Sequentially and year-over-year, the increase was primarily due to network integration related to the Merger and the continued build-out of our nationwide 5G network.
▪Capitalized interest included in cash purchases of property and equipment was $119 million in Q2 2020, compared to $112 million in Q1 2020 and $125 million in Q2 2019.

Net Cash Provided by Operating Activities
($ in millions)

CASH FLOW
Operating Activities
▪Net cash provided by operating activities was $777 million in Q2 2020, compared to $1.62 billion in Q1 2020 and $2.15 billion in Q2 2019.
▪Sequentially, the decrease was due to higher net cash outflows from changes in working capital and lower Net income, partially offset by higher net non-cash adjustments to Net income.
▪The change in working capital was primarily due to the one-time impact of $2.3 billion in gross payments for the settlement of interest rate swaps related to Merger financing in Q2 2020, higher use from Other current and long-term liabilities, Other current and long-term assets and Accounts payable and accrued liabilities, partially offset by lower use from Operating lease right-of-use assets and Accounts receivable.
▪Year-over-year, the decrease was due to higher net cash outflows from changes in working capital and lower Net income, partially offset by higher net non-cash adjustments to Net income.
▪The net change in working capital was primarily due to the one-time impact of $2.3 billion in gross payments for the settlement of interest rate swaps related to Merger financing in Q2 2020, higher use from Other current and long-term liabilities, Accounts payable and accrued liabilities and Inventories, partially offset by lower Accounts receivable.

Net Cash Used in Investing Activities
($ in millions)

Net Cash Provided By (Used in) Financing Activities
($ in millions)
Investing Activities
▪Net cash used in investing activities was an outflow of $6.36 billion in Q2 2020, compared to an outflow of $1.6 billion in Q1 2020 and an outflow of $1.6 billion in Q2 2019.
▪Sequentially, the increase in cash outflows was primarily due to $5.0 billion of cash paid for the acquisition of Sprint, net of cash and restricted cash acquired, higher purchases of spectrum licenses and other intangible assets, including deposits, and higher purchases of property and equipment, including capitalized interest, partially offset by the return of cash related to derivative contracts under collateral exchange arrangements.
▪Year-over-year, the increase in cash outflows was primarily due to $5.0 billion of cash paid for the acquisition of Sprint, net of cash and restricted cash acquired, and higher purchases of property and equipment, including capitalized interest, lower proceeds related to beneficial interest in securitization transactions and higher purchases of spectrum licenses and other intangible assets, including deposits, partially offset by the return of cash related to derivative contracts under collateral exchange arrangements.
Financing Activities
▪Net cash provided by (used in) financing activities was $15.6 billion in Q2 2020, compared to $(453) million in Q1 2020 and $(866) million in Q2 2019.
▪Net cash provided by (used in) financing activities was impacted by the following transactions in Q2 2020:
▪$26.7 billion in Proceeds from the issuance of long-term debt, net of discounts and issuance costs;
▪$18.7 billion in Proceeds from the issuance of short-term debt, net of discounts and issuance costs; and
▪$300 million in net proceeds from the SoftBank Equity transaction, see Note 14 - SoftBank Equity Transaction in our quarterly report on Form 10-Q for the quarter ended June 30, 2020, for more information; partially offset by
▪$18.9 billion in Repayments of short-term debt, net of refunds for issuance costs; and
▪$10.5 billion in Repayments of long-term debt.

Free Cash Flow, Excluding Gross Payments for the Settlement of Interest Rate Swaps
($ in millions)

FREE CASH FLOW
▪Free Cash Flow, excluding gross payments for the settlement of interest rate swaps related to Merger financing, was $1.4 billion in Q2 2020, compared to $732 million in Q1 2020 and $1.2 billion in Q2 2019. Sequentially and year-over-year, the increase was impacted by the following:
▪Lower Net cash provided by operating activities, as described above;
▪Higher cash purchases of property and equipment, including capitalized interest;
▪Lower proceeds related to our deferred purchase price from securitization transactions; and
▪The one-time impact of gross payments for the settlement of interest rate swaps related to Merger financing of $2.3 billion which is excluded from Free Cash Flow.
▪The impact of payments for Merger-related costs on Free Cash Flow was $370 million in Q2 2020 compared to $161 million in Q1 2020 and $151 million in Q2 2019.
▪Free Cash Flow in Q2 2020 includes $243 million in payments for supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, compared to $12 million in Q1 2020. There were no payments related to COVID-19 in Q2 2019.

Total Debt and Net Debt (Excluding Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—  Net Debt (excl. Tower Obligations) to LTM Net income
—  Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA

CAPITAL STRUCTURE
▪Total debt, excluding tower obligations, at the end of Q2 2020 was $75.0 billion and was comprised of the following:
▪$3.8 billion of Short-term debt;
▪$1.2 billion of Short-term debt to affiliates;
▪$62.8 billion of Long-term debt;
▪$4.7 billion of Long-term debt to affiliates;
▪$1.0 billion of Short-term financing lease liabilities; and
▪$1.4 billion of Long-term financing lease liabilities.
▪The ratio of net debt, excluding tower obligations, to Net income for the trailing last twelve months (“LTM”) period was 23.8x at the end of Q2 2020, compared to 7.4x at the end of Q1 2020 and 8.0x at the end of Q2 2019.
▪The ratio of net debt, excluding tower obligations, to Pro Forma Net income for the trailing LTM period was 17.9x at the end of Q2 2020. Additional information regarding pro forma adjustments is provided in Pro Forma Income Statement Metrics within this Investor Factbook.
▪The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing LTM period was 3.7x at the end of Q2 2020, compared to 1.9x at the end of Q1 2020 and 2.0x at the end of Q2 2019.
▪The ratio of net debt, excluding tower obligations, to Pro Forma Adjusted EBITDA for the trailing LTM period was 2.4x at the end of Q2 2020. Additional information regarding pro forma adjustments is provided in Pro Forma Income Statement Metrics within this Investor Factbook.
▪Net debt, excluding tower obligations, at the end of Q2 2020 was $63.9 billion.
▪In connection with the closing of the Merger, we completed the following debt transactions:
▪Drew on our $19 billion New Secured Bridge Loan Facility and our $4 billion New Secured Term Loan Facility;
▪Repaid our $4 billion Incremental Term Loan Facility with DT and repurchased from DT our $2 billion 5.300% Senior Notes due 2021 and $2 billion 6.000% Senior Notes due 2024;
▪Redeemed certain debt of Sprint with an aggregate outstanding balance of $9.7 billion, including $7.4 billion as part of consideration; and repaid and terminated Sprint’s accounts receivable facility with an outstanding principal balance of $2.3 billion.

▪Entered into a $4 billion New Revolving Credit Facility;
▪Assumed Sprint debt with an aggregate fair value of $31.8 billion as of the Merger date; and
▪On April 9, 2020, we issued Senior Secured Notes in an aggregate amount of $19 billion. The proceeds were used to repay the $19 billion New Secured Bridge Loan Facility.
▪On June 24, 2020, we issued Senior Secured Notes in an aggregate amount of $4 billion.
▪On July 4, 2020, we redeemed $1 billion 6.500% Senior Notes due 2024 and $1.25 billion 5.125% Senior Notes to Affiliates due 2021.
▪In August 2020, we expect to deliver a notice of redemption on $1.7 billion 6.375% Senior Notes due 2025 and expect to redeem the Senior Notes on September 1, 2020.

Second Half 2020 Guidance Outlook
	2H 2020
Postpaid Net Adds (in millions)	1.7	1.9
Adjusted EBITDA ($ in billions)	$12.4	$12.7
Cash purchases of prop and equip, including capitalized interest ($ in billions)	$6.5	$6.9
Net cash provided by operating activities ($ in billions)	$5.3	$5.7
Free Cash Flow ($ in millions)	$300	$500
GUIDANCE
▪Postpaid net customer additions: Postpaid net customer additions for H2 2020 are expected to be 1,700,000 to 1,900,000.
▪Net Income: We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.
▪Adjusted EBITDA: For H2 2020, Adjusted EBITDA is expected to be in the range of $12.4 to $12.7 billion. This target includes expected leasing revenues of $2.4 to $2.6 billion.
▪Capital expenditures: Cash purchases of property and equipment for H2 2020, including capitalized interest, are expected to be in the range of $6.5 to $6.9 billion.
▪Merger-related costs: In H2 2020, Merger-related costs are expected to be $800 million to $1 billion before taxes. These costs are excluded from Adjusted EBITDA but will impact Net income and cash flows.
▪Net cash provided by operating activities: Net cash provided by operating activities, including payments for

Merger-related costs, is expected to be in the range of $5.3 to $5.7 billion.
▪Free Cash Flow: Free Cash Flow, including payments for Merger-related costs is expected to be in the range of $300 to $500 million in H2 2020. Free cash flow guidance does not assume any material net cash inflows from securitization in 2020.

UPCOMING EVENTS (All dates and attendance tentative)
▪Oppenheimer 23rd Annual Virtual Technology, Internet and Communications Conference, August 11-12, 2020, Virtual meetings
▪Goldman Sachs 29th Annual Communacopia Conference, September 15-17, 2020, Virtual meetings
▪Deutsche Bank Leveraged Finance Conference 2020, October 5-7, 2020, Virtual meetings

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com
Investor Relations:
Jud Henry, jud.henry@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Chezzarae Jensvold, chezzarae.jensvold@t-mobile.com
Justin Taiber, justin.taiber@t-mobile.com
Rose Kopecky, rose.c.kopecky@t-mobile.com
Zach Witterstaetter zach.witterstaetter@t-mobile.com
Samia Bhatti, samia.bhatti@t-mobile.com
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$11,076	$1,528
Accounts receivable, net of allowance for credit losses of $183 and $61	3,355	1,888
Equipment installment plan receivables, net of allowance for credit losses and imputed discount of $415 and $333	3,194	2,600
Accounts receivable from affiliates	24	20
Inventory	1,549	964
Prepaid expenses	627	333
Assets held for sale	1,910	—
Other current assets	2,586	1,972
Total current assets	24,321	9,305
Property and equipment, net	38,801	21,984
Operating lease right-of-use assets	17,246	10,933
Financing lease right-of-use assets	3,288	2,715
Goodwill	10,910	1,930
Spectrum licenses	82,870	36,465
Other intangible assets, net	6,038	115
Equipment installment plan receivables due after one year, net of allowance for credit losses and imputed discount of $76 and $66	1,399	1,583
Other assets	2,326	1,891
Total assets	$187,199	$86,921
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$9,348	$6,746
Payables to affiliates	126	187
Short-term debt	3,818	25
Short-term debt to affiliates	1,235	—
Deferred revenue	1,185	631
Short-term operating lease liabilities	4,164	2,287
Short-term financing lease liabilities	1,040	957
Liabilities held for sale	606	—
Other current liabilities	1,669	1,673
Total current liabilities	23,191	12,506
Long-term debt	62,783	10,958
Long-term debt to affiliates	4,706	13,986
Tower obligations	3,130	2,236
Deferred tax liabilities	9,996	5,607
Operating lease liabilities	15,487	10,539
Financing lease liabilities	1,416	1,346
Other long-term liabilities	3,494	954
Total long-term liabilities	101,012	45,626
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share,2,000,000,000 shares authorized; 1,238,888,085 and 858,418,615 shares issued, 1,237,338,994 and 856,905,400 shares outstanding	—	—
Additional paid-in capital	72,505	38,498
Treasury stock, at cost, 1,549,091 and 1,513,215 shares issued	(12)	(8)
Accumulated other comprehensive loss	(1,658)	(868)
Accumulated deficit	(7,839)	(8,833)
Total stockholders' equity	62,996	28,789
Total liabilities and stockholders' equity	$187,199	$86,921

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions, except share and per share amounts)	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
Revenues
Postpaid revenues	$9,959	$5,887	$5,613	$15,846	$11,106
Prepaid revenues	2,311	2,373	2,379	4,684	4,765
Wholesale revenues	408	325	313	733	617
Roaming and other service revenues	552	261	241	813	449
Total service revenues	13,230	8,846	8,546	22,076	16,937
Equipment revenues	4,269	2,117	2,263	6,386	4,779
Other revenues	172	150	170	322	343
Total revenues	17,671	11,113	10,979	28,784	22,059
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	3,098	1,639	1,649	4,737	3,195
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	3,667	2,529	2,661	6,196	5,677
Selling, general and administrative	5,604	3,688	3,543	9,292	6,985
Impairment expense	418	—	—	418	—
Depreciation and amortization	4,064	1,718	1,585	5,782	3,185
Total operating expenses	16,851	9,574	9,438	26,425	19,042
Operating income	820	1,539	1,541	2,359	3,017
Other income (expense)
Interest expense	(776)	(185)	(182)	(961)	(361)
Interest expense to affiliates	(63)	(99)	(101)	(162)	(210)
Interest income	6	12	4	18	12
Other expense, net	(195)	(10)	(22)	(205)	(15)
Total other expense, net	(1,028)	(282)	(301)	(1,310)	(574)
(Loss) income from continuing operations before income taxes	(208)	1,257	1,240	1,049	2,443
Income tax expense	(2)	(306)	(301)	(308)	(596)
(Loss) income from continuing operations	(210)	951	939	741	1,847
Income from discontinued operations, net of tax	320	—	—	320	—
Net income	$110	$951	$939	$1,061	$1,847

Net income	$110	$951	$939	$1,061	$1,847
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on cash flow hedges, net of tax effect of $3, ($276), ($102), ($273), ($168)	2	(792)	(292)	(790)	(481)
Total comprehensive income	$112	$159	$647	$271	$1,366
Earnings per share
Basic earnings (loss) per share:
Continuing operations	$(0.17)	$1.11	$1.10	$0.71	$2.16
Discontinued operations	0.26	—	—	0.30	—
Basic	$0.09	$1.11	$1.10	$1.01	$2.16
Diluted earnings (loss) per share:
Continuing operations	$(0.17)	$1.10	$1.09	$0.70	$2.14
Discontinued operations	0.26	—	—	0.30	—
Diluted	$0.09	$1.10	$1.09	$1.00	$2.14
Weighted average shares outstanding
Basic	1,236,528,444	858,148,284	854,368,443	1,047,338,364	852,796,369
Diluted	1,236,528,444	865,998,532	860,135,593	1,057,120,389	860,890,870

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions)	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
Operating activities
Net income	$110	$951	$939	$1,061	$1,847
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,064	1,718	1,585	5,782	3,185
Stock-based compensation expense	259	138	130	397	240
Deferred income tax expense	98	310	267	408	555
Bad debt expense	233	113	71	346	144
Losses from sales of receivables	30	25	28	55	63
Losses on redemption of debt	163	—	19	163	19
Impairment expense	418	—	—	418	—
Changes in operating assets and liabilities
Accounts receivable	(498)	(748)	(805)	(1,246)	(1,948)
Equipment installment plan receivables	127	69	(150)	196	(400)
Inventories	(553)	(511)	162	(1,064)	(103)
Operating lease right-of-use assets	937	527	469	1,464	904
Other current and long-term assets	(104)	6	(83)	(98)	(170)
Accounts payable and accrued liabilities	(1,261)	(405)	43	(1,666)	56
Short and long-term operating lease liabilities	(1,077)	(725)	(521)	(1,802)	(1,043)
Other current and long-term liabilities	(2,190)	79	(27)	(2,111)	94
Other, net	21	70	20	91	96
Net cash provided by operating activities	777	1,617	2,147	2,394	3,539
Investing activities
Purchases of property and equipment, including capitalized interest of ($119), ($112), ($125), ($231) and ($243)	(2,257)	(1,753)	(1,789)	(4,010)	(3,720)
Purchases of spectrum licenses and other intangible assets, including deposits	(745)	(99)	(665)	(844)	(850)
Proceeds related to beneficial interests in securitization transactions	602	868	839	1,470	1,996
Net cash related to derivative contracts under collateral exchange arrangements	1,212	(580)	—	632	—
Acquisition of companies, net of cash and restricted cash acquired	(5,000)	—	—	(5,000)	—
Other, net	(168)	(16)	—	(184)	(7)
Net cash used in investing activities	(6,356)	(1,580)	(1,615)	(7,936)	(2,581)
Financing activities
Proceeds from issuance of long-term debt	26,694	—	—	26,694	—
Payments of consent fees related to long-term debt	(109)	—	—	(109)	—
Proceeds from borrowing on revolving credit facility	—	—	880	—	1,765
Repayments of revolving credit facility	—	—	(880)	—	(1,765)
Repayments of financing lease obligations	(236)	(282)	(229)	(518)	(315)
Repayments of short-term debt for purchases of inventory, property and equipment, net	(151)	(25)	—	(176)	—
Repayments of long-term debt	(10,529)	—	(600)	(10,529)	(600)
Issuance of common stock	17,290	—	—	17,290	—
Repurchases of common stock	(16,990)	—	—	(16,990)	—
Proceeds from issuance of short-term debt	18,743	—	—	18,743	—
Repayments of short-term debt	(18,929)	—	—	(18,929)	—
Tax withholdings on share-based awards	(138)	(141)	(4)	(279)	(104)
Cash payments for debt prepayment or debt extinguishment costs	(24)	—	(28)	(24)	(28)
Other, net	7	(5)	(5)	2	(9)
Net cash provided by (used in) financing activities	15,628	(453)	(866)	15,175	(1,056)
Change in cash and cash equivalents	10,049	(416)	(334)	9,633	(98)
Cash and cash equivalents, including restricted cash
Beginning of period	1,112	1,528	1,439	1,528	1,203
End of period	$11,161	$1,112	$1,105	$11,161	$1,105

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions)	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$608	$341	$245	$949	$585
Operating lease payments	1,269	875	703	2,144	1,391
Income tax payments	31	24	40	55	72
Non-cash investing and financing activities
Non-cash beneficial interest obtained in exchange for securitized receivables	$1,486	$1,613	$1,616	$3,099	$3,128
Non-cash consideration for the acquisition of Sprint	33,533	—	—	33,533	—
Decrease in accounts payable and accrued liabilities for purchases of property and equipment	(38)	(301)	(113)	(339)	(446)
Leased devices transferred from inventory to property and equipment	1,444	309	167	1,753	314
Returned leased devices transferred from property and equipment to inventory	(538)	(59)	(67)	(597)	(124)
Short-term debt assumed for financing of property and equipment	38	—	50	38	300
Operating lease right-of-use assets obtained in exchange for lease obligations	658	555	1,400	1,213	2,094
Financing lease right-of-use assets obtained in exchange for lease obligations	515	178	368	693	548

T-Mobile US, Inc.
Supplementary Operating and Financial Data
(Unaudited)

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Customers, end of period
Postpaid phone customers (1)	37,880	38,590	39,344	40,345	40,797	65,105	38,590	65,105
Postpaid other customers (1)	5,658	6,056	6,376	6,689	7,014	12,648	6,056	12,648
Total postpaid customers	43,538	44,646	45,720	47,034	47,811	77,753	44,646	77,753
Prepaid customers (1),(2)	21,206	21,337	20,783	20,860	20,732	20,574	21,337	20,574
Total customers	64,744	65,983	66,503	67,894	68,543	98,327	65,983	98,327
Adjustment to prepaid customers (2)	—	—	(616)	—	—	—	—	—
(1)Includes customers acquired in connection with the Merger and certain customer base adjustments. See Customer Base Adjustments and Net Customer Additions (Losses) tables below.
(2)On July 18, 2019, we entered into an agreement whereby certain T-Mobile prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce prepaid customers by 616,000.

Customer Base Adjustments

(in thousands)	Postpaid phone customers	Postpaid other customers	Total postpaid customers	Prepaid customers	Total customers
Reconciliation to beginning customers
T-Mobile customers as reported, end of period March 31, 2020	40,797	7,014	47,811	20,732	68,543
Sprint customers as reported, end of period March 31, 2020	25,916	8,428	34,344	8,256	42,600
Total combined customers, end of period March 31, 2020	66,713	15,442	82,155	28,988	111,143
Adjustments
Reseller reclassification to wholesale customers (1)	(199)	(2,872)	(3,071)	—	(3,071)
EIP reclassification from postpaid to prepaid (2)	(963)	—	(963)	963	—
Divested prepaid customers (3)	—	—	—	(9,207)	(9,207)
Rate plan threshold (4)	(182)	(918)	(1,100)	—	(1,100)
Customers with non-phone devices (5)	(226)	226	—	—	—
Collection policy alignment (6)	(150)	(46)	(196)	—	(196)
Miscellaneous adjustments (7)	(141)	(43)	(184)	(302)	(486)
Total Adjustments	(1,861)	(3,653)	(5,514)	(8,546)	(14,060)
Adjusted beginning customers as of April 1, 2020	64,852	11,789	76,641	20,442	97,083
(1)In connection with the closing of the Merger, we refined our definition of wholesale customers resulting in the reclassification of certain postpaid and prepaid reseller customers to wholesale customers. Starting with the three months ended March 31, 2020, we discontinued reporting wholesale customers to focus on postpaid and prepaid customers and wholesale revenues, which we consider more relevant than the number of wholesale customers given the expansion of M2M and IoT products.
(2)Prepaid customers with a device installment billing plan historically included as Sprint postpaid customers have been reclassified to prepaid customers to align with New T-Mobile policy.
(3)Customers associated with the Sprint wireless prepaid and Boost brands that were divested on July 1, 2020, have been excluded from our reported customers.
(4)Customers who have rate plans with monthly recurring charges which are considered insignificant have been excluded from our reported customers.
(5)Customers with postpaid phone rate plans without a phone (e.g., non-phone device) have been reclassified from postpaid phone to postpaid other customers to align with New T-Mobile policy.
(6)Certain Sprint customers subjected to collection activity for an extended period of time have been excluded from our reported customers to align with New T-Mobile policy.
(7)Miscellaneous insignificant adjustments to align with New T-Mobile policy.

T-Mobile US, Inc.
Supplementary Operating and Financial Data (continued)
(Unaudited)

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Net customer additions (losses)
Postpaid phone customers	656	710	754	1,001	452	253	1,366	705
Postpaid other customers	363	398	320	313	325	859	761	1,184
Total postpaid customers	1,019	1,108	1,074	1,314	777	1,112	2,127	1,889
Prepaid customers (1)	69	131	62	77	(128)	133	200	5
Total customers	1,088	1,239	1,136	1,391	649	1,245	2,327	1,894
Acquired customers, net of base adjustments	—	—	—	—	—	29,228	—	29,228
(1)On July 18, 2019, we entered into an agreement whereby certain T-Mobile prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce prepaid customers by 616,000.

	Quarter						Six Months Ended June 30,
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Postpaid phone churn	0.88%	0.78%	0.89%	1.01%	0.86%	0.80%	0.83%	0.82%
Prepaid churn	3.85%	3.49%	3.98%	3.97%	3.52%	2.81%	3.67%	3.17%

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Accounts, end of period
Total postpaid customer accounts (1)	14,234	14,480	14,734	15,047	15,244	25,486	14,480	25,486
(1)Includes accounts acquired in connection with the Merger and certain account base adjustments. See Account Base Adjustments table below.

(in thousands)	Postpaid Accounts
Reconciliation to beginning accounts
T-Mobile accounts as reported, end of period March 31, 2020	15,244
Sprint accounts, end of period March 31, 2020	11,246
Total combined accounts, end of period March 31, 2020	26,490
Adjustments
Reseller reclassification to wholesale accounts (1)	(1)
EIP reclassification from postpaid to prepaid (2)	(963)
Rate plan threshold (3)	(18)
Collection policy alignment (4)	(76)
Miscellaneous adjustments (5)	(47)
Total Adjustments	(1,105)
Adjusted beginning accounts as of April 1, 2020	25,385
(1)In connection with the closing of the Merger, we refined our definition of wholesale accounts resulting in the reclassification of certain postpaid and prepaid reseller accounts to wholesale accounts.
(2)Prepaid accounts with a customer with a device installment billing plan historically included as Sprint postpaid accounts have been reclassified to prepaid accounts to align with T-Mobile policy.
(3)Accounts with customers who have rate plans with monthly recurring charges which are considered insignificant have been excluded from our reported accounts.
(4)Certain Sprint accounts subjected to collection activity for an extended period of time have been excluded from our reported accounts to align with T-Mobile policy.
(5)Miscellaneous insignificant adjustments to align with T-Mobile policy.

T-Mobile US, Inc.
Supplementary Operating and Financial Data (continued)
(Unaudited)

	Quarter						Six Months Ended June 30,
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Financial Measures
Service revenues (in millions)	$8,391	$8,546	$8,713	$8,850	$8,846	$13,230	$16,937	$22,076
Total revenues (in millions)	$11,080	$10,979	$11,061	$11,878	$11,113	$17,671	$22,059	$28,784
Net income (in millions)	$908	$939	$870	$751	$951	$110	$1,847	$1,061
Net income margin	10.8%	11.0%	10.0%	8.5%	10.8%	0.8%	10.9%	4.8%
Adjusted EBITDA (in millions)	$3,284	$3,461	$3,396	$3,242	$3,665	$7,017	$6,745	$10,682
Adjusted EBITDA margin	39.1%	40.5%	39.0%	36.6%	41.4%	53.0%	39.8%	48.4%
Selling, general and administrative (in millions)	$3,442	$3,543	$3,498	$3,656	$3,688	$5,604	$6,985	$9,292
Merger-related costs (in millions)	$113	$222	$159	$126	$143	$798	$335	$941
COVID-19-related costs (in millions)	$—	$—	$—	$—	$117	$341	$—	$458
Selling, general and administrative excluding Merger-related costs and COVID-19-related costs (in millions)	$3,329	$3,321	$3,339	$3,530	$3,428	$4,465	$6,650	$7,893
Cash purchases of property and equipment including capitalized interest (in millions)	$1,931	$1,789	$1,514	$1,157	$1,753	$2,257	$3,720	$4,010
Capitalized Interest (in millions)	$118	$125	$118	$112	$112	$119	$243	$231
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,813	$1,664	$1,396	$1,045	$1,641	$2,138	$3,477	$3,779
Net cash provided by operating activities (in millions)	$1,392	$2,147	$1,748	$1,537	$1,617	$777	$3,539	$2,394
Net cash (used in) provided by investing activities (in millions)	$(966)	$(1,615)	$(657)	$(887)	$(1,580)	$(6,356)	$(2,581)	$(7,936)
Net cash provided by (used in) financing activities (in millions)	$(190)	$(866)	$(543)	$(775)	$(453)	$15,628	$(1,056)	$15,175
Free Cash Flow (in millions)	$618	$1,169	$1,134	$1,398	$732	$1,441	$1,787	$2,173
Net cash proceeds from securitization (in millions)	$(18)	$95	$(3)	$(9)	$(5)	$(99)	$77	$(105)
Operating Metrics
Postpaid phone ARPU	$46.07	$46.10	$46.22	$45.79	$45.80	$47.99	$46.09	$47.15
Prepaid ARPU	$37.65	$37.46	$38.16	$38.54	$38.11	$37.80	$37.56	$37.95
Postpaid ARPA	$129.77	$130.36	$131.15	$130.39	$129.47	$130.57	$130.07	$130.16
Postpaid accounts, end of period (in thousands)	14,234	14,480	14,734	15,047	15,244	25,486	14,480	25,486
Device Sales and Leased Devices
Phones (in millions)	7.4	6.5	7.4	8.3	6.4	8.9	13.9	15.3
Postpaid upgrade rate	5%	5%	5%	6%	4%	5%	10%	9%
Device Financing
Gross EIP financed (in millions)	$1,742	$1,625	$1,535	$2,235	$1,440	$1,825	$3,367	$3,265
EIP billings (in millions)	$1,663	$1,645	$1,688	$1,762	$1,790	$2,217	$3,308	$4,007
EIP receivables, net (in millions)	$4,128	$4,050	$3,894	$4,183	$3,773	$4,593	$4,050	$4,593
Lease revenues (in millions)	$161	$143	$142	$153	$165	$1,421	$304	$1,586
Leased devices transferred from inventory to property and equipment (in millions)	$147	$167	$298	$394	$309	$1,444	$314	$1,753
Returned leased devices transferred from property and equipment to inventory (in millions)	$(57)	$(67)	$(65)	$(78)	$(59)	$(538)	$(124)	$(597)
Customer Quality
EIP receivables classified as prime	46%	50%	51%	53%	52%	48%	50%	50%
EIP receivables classified as prime (including EIP receivables sold)	52%	52%	52%	53%	53%	50%	52%	52%
Total bad debt expense and losses from sales of receivables (in millions)	$108	$99	$102	$128	$138	$263	$207	$401

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter									Six Months Ended June 30,
(in millions)	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Net income	$782	$795	$640	$908	$939	$870	$751	$951	$110	$1,847	$1,061
Adjustments:
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(320)	—	(320)
(Loss) income from continuing operations	782	795	640	908	939	870	751	951	(210)	1,847	741
Interest expense	196	194	194	179	182	184	182	185	776	361	961
Interest expense to affiliates	128	124	104	109	101	100	98	99	63	210	162
Interest income	(6)	(5)	(2)	(8)	(4)	(5)	(7)	(12)	(6)	(12)	(18)
Other (income) expense, net	64	(3)	3	(7)	22	(3)	(4)	10	195	15	205
Income tax expense	286	335	198	295	301	325	214	306	2	596	308
Operating income	1,450	1,440	1,137	1,476	1,541	1,471	1,234	1,539	820	3,017	2,359
Depreciation and amortization	1,634	1,637	1,640	1,600	1,585	1,655	1,776	1,718	4,064	3,185	5,782
Operating income from discontinued operations (1)	—	—	—	—	—	—	—	—	432	—	432
Stock-based compensation (2)	106	102	85	93	111	108	111	123	139	204	262
Merger-related costs	41	53	102	113	222	159	126	143	798	335	941
COVID-19-related costs	—	—	—	—	—	—	—	117	341	—	458
Impairment expense	—	—	—	—	—	—	—	—	418	—	418
Other, net (3)	2	7	6	2	2	3	(5)	25	5	4	30
Adjusted EBITDA	$3,233	$3,239	$2,970	$3,284	$3,461	$3,396	$3,242	$3,665	$7,017	$6,745	$10,682
(1)Following the Prepaid Transaction, starting on July 1, 2020, we will provide MVNO services to customers of the divested brands. We have included the operating income from discontinued operations in our determination of the Adjusted EBITDA to reflect contributions of the Prepaid Business that will be replaced by the MVNO Agreement beginning on July 1, 2020 in order to enable analysts and investors to better assess ongoing operating performance and trends.
(2)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.
(3)Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding tower obligations) to last twelve months Net income, Pro forma net income, Adjusted EBITDA, and Pro forma Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020
Short-term debt	$250	$300	$475	$25	$—	$3,818
Short-term debt to affiliates	598	—	—	—	2,000	1,235
Short-term financing lease liabilities	911	963	1,013	957	918	1,040
Long-term debt	10,952	10,954	10,956	10,958	10,959	62,783
Long-term debt to affiliates	13,985	13,985	13,986	13,986	11,987	4,706
Financing lease liabilities	1,224	1,314	1,440	1,346	1,276	1,416
Less: Cash and cash equivalents	(1,439)	(1,105)	(1,653)	(1,528)	(1,112)	(11,076)
Net debt (excluding tower obligations)	$26,481	$26,411	$26,217	$25,744	$26,028	$63,922
Divided by: Last twelve months Net income	$3,125	$3,282	$3,357	$3,468	$3,511	$2,682
Net debt (excluding tower obligations) to last twelve months Net income Ratio	8.5	8.0	7.8	7.4	7.4	23.8
Divided by: Last twelve months Pro Forma Net income						$3,564
Net debt (excluding tower obligations) to last twelve months Pro Forma Net income Ratio						17.9
Divided by: Last twelve months Adjusted EBITDA	$12,726	$12,954	$13,111	$13,383	$13,764	$17,320
Net debt (excluding tower obligations) to last twelve months Adjusted EBITDA Ratio	2.1	2.0	2.0	1.9	1.9	3.7
Divided by: Last twelve months Pro Forma Adjusted EBITDA						$26,250
Net debt (excluding tower obligations) to last twelve months Pro Forma Adjusted EBITDA Ratio						2.4
LTM Net income and Adjusted EBITDA reflect combined company results of New T-Mobile for Q2 2020 and standalone T-Mobile for prior periods. To illustrate the twelve month results of the combined company as if the Merger had closed on January 1, 2019, we have presented pro forma LTM Net income and pro forma LTM Adjusted EBITDA ratios. Pro forma LTM Net income is calculated as the sum of Q2 2020 GAAP Net income of $110 million plus the pro forma Net income from Q1 2020, Q4 2019, and Q3 2019 of $1.46 billion, $1.11 billion and $849 million, respectively. Pro forma Adjusted EBITDA is calculated as the sum of Q2 2020 actual Adjusted EBITDA of $7.02 billion plus the Pro forma Adjusted EBITDA from Q1 2020, Q4 2019 and Q3 2019 of $6.65 billion, $6.18 billion, and $6.41 billion, respectively. These metrics are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Merger actually occurred on the date indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Additional information regarding pro forma adjustments is provided in Pro Forma Income Statement Metrics within this Investor Factbook.

Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Net cash provided by operating activities	$1,392	$2,147	$1,748	$1,537	$1,617	$777	$3,539	$2,394
Cash purchases of property and equipment	(1,931)	(1,789)	(1,514)	(1,157)	(1,753)	(2,257)	(3,720)	(4,010)
Proceeds related to beneficial interests in securitization transactions	1,157	839	900	980	868	602	1,996	1,470
Proceeds from sales of tower sites	—	—	—	38	—	—	—	—
Cash payments for debt prepayment or debt extinguishment costs	—	(28)	—	—	—	(24)	(28)	(24)
Free Cash Flow	618	1,169	1,134	1,398	732	(902)	1,787	(170)
Gross cash paid for the settlement of interest rate swaps	—	—	—	—	—	2,343	—	2,343
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$618	$1,169	$1,134	$1,398	$732	$1,441	$1,787	$2,173

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Our guidance range for Free Cash Flow is calculated as follows:

	H2 2020
(in millions)	Guidance Range
Net cash provided by operating activities	$5,300	$5,700
Cash purchases of property and equipment	(6,500)	(6,900)
Proceeds related to beneficial interests in securitization transactions	1,500	1,700
Free Cash Flow	$300	$500

T-Mobile US, Inc.
Reconciliation of Operating Measures to Service Revenues
(Unaudited)

The following table illustrates the calculation of our operating measure ARPA and ARPU and reconciles these measures to the related service revenues:

(in millions, except average number of customers, ARPA and ARPU)	Quarter						Six Months Ended June 30,
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	2019	2020
Calculation of Postpaid ARPA
Postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887	$9,959	$11,106	$15,846
Divided by: Average number of postpaid accounts (in thousands) and number of months in period	14,108	14,354	14,602	14,881	15,155	25,424	14,231	20,289
Postpaid ARPA	$129.77	$130.36	$131.15	$130.39	$129.47	$130.57	$130.07	$130.16
Calculation of Postpaid Phone ARPU
Postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887	$9,959	$11,106	$15,846
Less: Postpaid other revenues	(310)	(326)	(346)	(362)	(310)	(618)	(636)	(928)
Postpaid phone service revenues	$5,183	$5,287	$5,400	$5,459	$5,577	$9,341	$10,470	$14,918
Divided by: Average number of postpaid phone customers (in thousands) and number of months in period	37,504	38,226	38,944	39,736	40,585	64,889	37,865	52,737
Postpaid phone ARPU	$46.07	$46.10	$46.22	$45.79	$45.80	$47.99	$46.09	$47.15
Calculation of Prepaid ARPU
Prepaid service revenues	$2,386	$2,379	$2,385	$2,393	$2,373	$2,311	$4,765	$4,684
Divided by: Average number of prepaid customers (in thousands) and number of months in period	21,122	21,169	20,837	20,691	20,759	20,380	21,146	20,570
Prepaid ARPU	$37.65	$37.46	$38.16	$38.54	$38.11	$37.80	$37.56	$37.95

T-Mobile US, Inc.
Pro Forma Income Statement Metrics
(Unaudited)

The following tables present certain income statement metrics on a pro forma basis as though the Merger had been completed on January 1, 2019. The unaudited pro forma income statement metrics have been prepared in accordance with Article 11 of Regulation S-X (“Article 11”) which is a different basis than the unaudited pro forma financial information included in Note 2 - Business Combinations in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. The primary difference between the Article 11 pro forma financial information and the ASC 805 pro forma financial information prepared by us is the treatment of certain one-time transaction costs, which are removed from all periods under Article 11 but are recognized as if they had been incurred in their entirety during Q1 2019 under ASC 805. The unaudited pro forma income statement metrics are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Merger actually occurred on the date indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. For the purposes of this section, “Combined” means the summation of historically reported standalone GAAP amounts of T-Mobile and Sprint. “Pro forma adjustments” means adjustments to combined metrics to give effect to matters that are directly attributable to the Merger, factually supportable, and expected to have a continuing impact on the results of the combined company. “Pro forma” metrics are those that have been adjusted as required for the presentation of Article 11 pro forma information.

	Three Months Ended
(in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Service revenues
Combined service revenues (1)	$13,933	$13,989	$13,856	$14,124	$14,065
Pro forma adjustments (2)	(1,032)	(981)	(946)	(916)	(868)
Pro forma service revenues	$12,901	$13,008	$12,910	$13,208	$13,197
Equipment revenues (including equipment rentals)
Combined equipment revenues (including equipment rentals) (1)	$5,301	$4,842	$4,708	$5,539	$4,569
Pro forma adjustments (2)(3)	(932)	(743)	(734)	(835)	(693)
Pro forma equipment revenues (including equipment rentals)	$4,369	$4,099	$3,974	$4,704	$3,876
Other revenues
Combined other revenues (1)	$287	$290	$292	$295	$283
Pro forma adjustments (4)	62	63	67	78	52
Pro forma other revenues	$349	$353	$359	$373	$335
Total Revenues
Combined total revenues (1)	$19,521	$19,121	$18,856	$19,958	$18,917
Pro forma adjustments	(1,902)	(1,661)	(1,613)	(1,673)	(1,509)
Pro forma total revenues	$17,619	$17,460	$17,243	$18,285	$17,408
Cost of services, exclusive of depreciation and amortization
Combined cost of services, exclusive of depreciation and amortization (1)	$3,191	$3,359	$3,508	$3,412	$3,288
Pro forma adjustments (5)	151	(140)	(142)	(115)	(88)
Pro forma cost of services, exclusive of depreciation and amortization	$3,342	$3,219	$3,366	$3,297	$3,200
Cost of equipment sales, exclusive of depreciation and amortization
Combined cost of equipment sales, exclusive of depreciation and amortization (1)	$4,577	$4,002	$4,063	$5,164	$3,947
Pro forma adjustments (2)(3)	(953)	(722)	(733)	(823)	(679)
Pro forma cost of equipment sales, exclusive of depreciation and amortization	$3,624	$3,280	$3,330	$4,341	$3,268
Selling, general and administrative
Combined selling, general and administrative (1)	$5,485	$5,450	$5,434	$5,701	$5,709
Pro forma adjustments (2)(3)(4)	(475)	(273)	(455)	(673)	(429)
Pro forma selling, general and administrative	$5,010	$5,177	$4,979	$5,028	$5,280

T-Mobile US, Inc.
Pro Forma Income Statement Metrics (Continued)
(Unaudited)

	Three Months Ended
(in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Depreciation and amortization
Combined depreciation and amortization (1)	$3,930	$3,852	$3,882	$4,332	$4,061
Pro forma adjustments (5)	85	120	202	(210)	(47)
Pro forma depreciation and amortization	$4,015	$3,972	$4,084	$4,122	$4,014
Operating Expenses
Combined operating expenses (1)	$19,719	$17,125	$17,148	$18,658	$17,205
Pro forma adjustments	(1,728)	(1,477)	(1,389)	(1,870)	(1,443)
Pro forma operating expenses	$17,991	$15,648	$15,759	$16,788	$15,762
Operating Income
Combined operating income (1)	$(198)	$1,996	$1,708	$1,300	$1,712
Pro forma adjustments	(174)	(184)	(224)	197	(66)
Pro forma operating income	$(372)	$1,812	$1,484	$1,497	$1,646
Interest expense
Combined interest expense (1)	$(808)	$(801)	$(778)	$(771)	$(775)
Pro forma adjustments (6)	(51)	(47)	(64)	(69)	(60)
Pro forma interest expense	$(859)	$(848)	$(842)	$(840)	$(835)
Interest expense to affiliates
Combined interest expense to affiliates (1)	$(109)	$(101)	$(100)	$(98)	$(99)
Pro forma adjustments (6)	92	96	91	86	104
Pro forma interest expense to affiliates	$(17)	$(5)	$(9)	$(12)	$5
Interest income
Combined interest income (1)	$8	$4	$5	$7	$12
Pro forma adjustments (4)	40	30	16	18	14
Pro forma interest income	$48	$34	$21	$25	$26
Other income (expense), net
Combined other income (expense), net (1)	$41	$6	$17	$(2)	$(5)
Pro forma adjustments (4)	(40)	(30)	(16)	(18)	(14)
Pro forma other income (expense), net	$1	$(24)	$1	$(20)	$(19)

Pro forma (loss) income from continuing operations before tax	$(1,199)	$969	$655	$650	$823

Income tax (expense) benefit
Combined income tax (expense) benefit (1)	$(204)	$(279)	$(261)	$194	$273
Pro forma adjustments (7)	40	38	57	(51)	9
Pro forma income tax (expense) benefit	$(164)	$(241)	$(204)	$143	$282
(Loss) income from continuing operations, net of tax
Combined (loss) income from continuing operations, net of tax (1)	$(1,270)	$825	$591	$630	$1,118
Pro forma adjustments	(93)	(97)	(140)	163	(13)
Pro forma (loss) income from continuing operations, net of tax	$(1,363)	$728	$451	$793	$1,105
Income from discontinued operations, net of tax
Combined income from discontinued operations, net of tax (1)	$—	$—	$—	$—	$—
Pro forma adjustments (2)	423	423	393	355	357
Pro forma income from discontinued operations, net of tax	$423	$423	$393	$355	$357
Net (loss) income
Combined net (loss) income (1)	$(1,270)	$825	$591	$630	$1,118
Pro forma adjustments	330	326	253	518	344
Pro forma net (loss) income	$(940)	$1,151	$844	$1,148	$1,462

T-Mobile US, Inc.
Pro Forma Income Statement Metrics (Continued)
(Unaudited)

(1) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts. Please reference the T-Mobile Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019, September 30, 2019, and March 31, 2020, the Sprint Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019, September 30, 2019, and December 31, 2019, the T-Mobile Annual Report on Form 10-K for the year ended December 31, 2019, the Sprint Annual Report on Form 10-K for the year ended March 31, 2019, and the Current Report on Form 8-K containing Sprint financial results for the year ended March 31, 2020, filed on May 18, 2020.
(2) Significant pro forma adjustments include the removal of the activity of the Prepaid Business which is assumed to have been reclassified to discontinued operations as of January 1, 2019.
(3) Significant pro forma adjustments include adjustments to the timing and recognition of certain revenues and costs to align the historical revenue recognition policies of Sprint with the revenue recognition policies of T-Mobile.
(4) Significant pro forma adjustments include the reclassification among line items of historical Sprint activity to align with T-Mobile’s financial statement presentation.
(5) Significant pro forma adjustments include changes to depreciation and amortization from revalued and newly recognized property, equipment, and intangibles in purchase price accounting.
(6) Significant pro forma adjustments include changes to interest expense resulting from new debt issuances and modifications, as well as additional amortization expense associated with the revaluation of debt in purchase price accounting.
(7) Represents the pro forma tax impact of pro forma adjustments, which have been tax-effected at a blended rate of 26%.

Pro forma Net (loss) income is reconciled to Pro forma Adjusted EBITDA as follows:

	Three Months Ended
(in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Pro forma net (loss) income	$(940)	$1,151	$844	$1,148	$1,462
Adjustments:
Pro forma income from discontinued operations, net of tax	(423)	(423)	(393)	(355)	(357)
Pro forma (loss) income from continuing operations, net of tax	(1,363)	728	451	793	1,105
Pro forma income tax expense (benefit)	164	241	204	(143)	(282)
Pro forma other (income) expense, net	(1)	24	(1)	20	19
Pro forma interest income	(48)	(34)	(21)	(25)	(26)
Pro forma interest expense to affiliates	17	5	9	12	(5)
Pro forma interest expense	859	848	842	840	835
Pro forma operating income	(372)	1,812	1,484	1,497	1,646
Pro forma depreciation and amortization	4,015	3,972	4,084	4,122	4,014
Pro forma operating income from discontinued operations (1)	571	572	531	480	482
Stock-based compensation, as adjusted (2)	183	133	117	119	124
Merger-related costs, as adjusted (3)	123	235	165	117	136
COVID-19-related costs (4)	—	—	—	—	174
Other, net (5)	2,352	239	24	(157)	75
Pro forma Adjusted EBITDA	$6,872	$6,963	$6,405	$6,178	$6,651
(1) Following the Prepaid Transaction, starting on July 1, 2020, we will provide MVNO services to customers of the divested brands. We have included the operating income from discontinued operations in our determination of Adjusted EBITDA to reflect EBITDA contributions of the Prepaid Business that will be replaced by the MVNO Agreement beginning on July 1, 2020, in order to enable management, analysts and investors to better assess the ongoing operating performance and trends.
(2) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts, adjusted for the fair value of certain Sprint share-based compensation and the acceleration of certain executive compensation related to the Merger.
(3) Represents remaining Merger-related costs other than one-time transaction costs directly attributable to the Merger, which have been adjusted out of the pro forma calculations.
(4) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts.
(5) Other, net contains the sum of historical T-Mobile adjustments to EBITDA as well as historical Sprint adjustments that are not otherwise included as a named reconciling item, including a $2 billion goodwill impairment charge deemed incurred during Q1 2019.

T-Mobile US, Inc.
Combined Cash Flow Metrics
(Unaudited)

The following tables present certain cash flow metrics on a combined basis as though the Merger had been completed on January 1, 2019. Adjustments have been made to the historical results of Sprint for policy and definition alignment. Cash flows associated with the Sprint wireless prepaid and Boost brands that were divested on July 1, 2020, are included. See footnotes for details of any significant adjustments. The unaudited combined cash flow metrics are provided for illustrative purposes only and do not purport to represent what the actual consolidated cash flows would have been had the Merger actually occurred on the date indicated, nor do they purport to project the future consolidated cash flows for any future period or as of any future date. For the purposes of this section, “Combined” means the summation of historically reported standalone GAAP amounts of T-Mobile and Sprint. “As adjusted” metrics are those that have been adjusted from their historical standalone presentation to align to the accounting policies and definitions of T-Mobile. See footnotes for details of significant adjustments.

	Three Months Ended
(in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Net cash provided by operating activities
Combined net cash provided by operating activities	$4,239	$4,391	$4,314	$3,492	$4,144
Capital expenditures - leased devices (1)	(1,702)	(1,516)	(1,786)	(2,147)	(1,416)
Combined net cash provided by operating activities, as adjusted	$2,537	$2,875	$2,528	$1,345	$2,728
Cash purchases of property & equipment
Combined cash purchases of property and equipment	$4,782	$4,494	$4,409	$4,366	$4,091
Capital expenditures - leased devices (1)	(1,702)	(1,516)	(1,786)	(2,147)	(1,416)
Combined cash purchases of property and equipment, as adjusted	$3,080	$2,978	$2,623	$2,219	$2,675
Net cash used in investing activities
Combined net cash used in investing activities	$(3,078)	$(4,083)	$(3,209)	$(3,898)	$(3,796)
Capital expenditures - leased devices (1)	1,702	1,516	1,786	2,147	1,416
Combined net cash used in investing activities, as adjusted	$(1,376)	$(2,567)	$(1,423)	$(1,751)	$(2,380)
Net cash (used in) provided by financing activities
Combined net cash used in financing activities (2)	$(147)	$(2,753)	$(1,163)	$(798)	$(1,737)
(1) Sprint historically classified purchases of leased devices as capital expenditures within Net cash used in investing activities. We have reclassified these purchases to Net cash provided by operating activities to align with T-Mobile accounting policies.
(2) No adjustments were required for net cash (used in) provided by financing activities.

Combined Net cash provided by operating activities is reconciled to Combined Free Cash Flow, as adjusted, and Combined Free Cash Flow, as adjusted, excluding payments for Merger-related costs, as follows:

	Three Months Ended
(in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Combined net cash provided by operating activities	$4,239	$4,391	$4,314	$3,492	$4,144
Capital expenditures - leased devices (1)	(1,702)	(1,516)	(1,786)	(2,147)	(1,416)
Combined net cash provided by operating activities, as adjusted (1)	2,537	2,875	2,528	1,345	2,728
Combined cash purchases of property and equipment, as adjusted (1)	(3,080)	(2,978)	(2,623)	(2,219)	(2,675)
Proceeds related to beneficial interests in securitization transactions	1,157	839	900	980	868
Proceeds from sales of tower sites	—	—	—	38	—
Cash payments for debt prepayment or debt extinguishment costs	—	(28)	—	—	—
Combined Free Cash Flow, as adjusted	614	708	805	144	921
Combined payments for Merger-related costs (2)	57	129	190	161	350
Combined Free Cash Flow, as adjusted, excluding payments for Merger-related costs	$671	$837	$995	$305	$1,271
(1) Combined net cash provided by operating activities, as adjusted, represents the summation of the GAAP measure net cash provided by operating activities for T-Mobile and Sprint aligned to T-Mobile’s accounting policies by adding historical capital expenditures for leased devices, which T-Mobile treats as an operating activity. Historical Sprint activity related to capital expenditures for leased devices has been reclassified to net cash provided by operating activities from cash purchases of property and equipment.
(2) Represents combined historical payments for Merger-related costs by T-Mobile and Sprint.

Definitions of Terms

Operating and financial measures are utilized by T-Mobile’s management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.
1.Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Customers generally are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance.
2.Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.
3.Customers per account - The number of postpaid customers as of the end of the period divided by the number of postpaid accounts as of the end of the period. An account may include postpaid phone, mobile broadband, and DIGITS customers.
4.Average Revenue Per Account (ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.
Service revenues - Postpaid, including handset insurance, prepaid, wholesale, and roaming and other service revenues.
5.Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile’s network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.
Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.
6.Net income margin - Margin % calculated as net income divided by service revenues.
7.Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance such as Merger-related costs. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Merger, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).
8.Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.
9.Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.
10.Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds from sales of tower sites and proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.
11.Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, short-term financing lease liabilities and financing lease liabilities, less cash and cash equivalents.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to realize the expected benefits and synergies of the Merger with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement") and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected timeframes, in part or at all; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the COVID-19 pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders; costs of or difficulties in integrating Sprint's network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems; changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions; the risk that our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align policies and practices; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including costs or difficulties related to the completion of the divestiture of Sprint’s Prepaid Businesses to DISH and the satisfaction of any related government commitments to such divestiture and any other commitments or undertakings that we entered into; the ongoing commercial and transition services arrangements that we entered into with DISH in connection with such Prepaid Transaction, which we completed on July 1, 2020; the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions; our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our debt securities or adverse conditions in the credit markets; natural disasters, public health crises, including the COVID-19 pandemic, terrorist attacks or similar incidents; competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry; breaches of our and/or our third-party vendors' networks, information technology and data security, resulting in unauthorized access to customer confidential information; the inability to implement and maintain effective cybersecurity measures over critical business systems; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the impact on our networks and business from major system and network failures; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions or account take over fraud; our inability to retain and hire key personnel; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the Transactions; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that we may be unable to renew our spectrum leases on attractive terms or acquire new spectrum licenses or leases at reasonable costs and terms; any disruption or failure of third parties' (including key suppliers') to provide products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the U.S. Securities and Exchange Commission, may require, which could result in an impact on earnings; and interests of our significant stockholders that may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

About T-Mobile US, Inc.

T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.